Exhibit 5.1

Sherman & Howard L.L.C.	ATTORNEYS & COUNSELORS AT LAW
633 SEVENTEENTH STREET, SUITE 3000
DENVER, COLORADO 80202
TELEPHONE: (303) 297-2900
FAX: (303) 298-0940
WWW.SHERMANHOWARD.COM

December 7, 2012

QVC, Inc.

1200 Wilson Drive

West Chester, Pennsylvania 19380

Re:	QVC, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to QVC, Inc., a Delaware corporation (the “Issuer”) and the guarantors listed on Schedule I hereto (collectively, the “Guarantors” and together with the Issuer, the “Credit Parties”), in connection with the public offering of $500,000,000 aggregate principal amount of the Issuer’s 5.125% Senior Notes due 2022 (the “Exchange Notes”).  The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Issuer’s issued and outstanding 5.125% Senior Notes due 2022 (the “Original Notes”).  The Exchange Notes will be issued under the Company’s Indenture, dated July 2, 2012 (the “Indenture”) between the Credit Parties and U.S. Bank National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated July 2, 2012 (the “Registration Rights Agreement”), between the Credit Parties and Barclays Capital Inc., as representative of the several initial purchasers.  This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined (1) the Registration Statement on Form S-4 with respect to the Exchange Notes to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act (the “Registration Statement”); (2) the Registration Rights Agreement; (3) the Indenture; (4) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; (5) the form of the Exchange Notes and related Novations of Guarantee; (6) the organizational documents of the Credit Parties; and (7) certain resolutions adopted by the board of directors or other governing bodies of the Credit Parties relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes and related Novations of Guarantee, the Indenture and related matters.  We have also examined such records of the Credit Parties and such agreements, certificates of public officials, certificates of officers or other representatives of the Credit Parties and others, and such other documents, certificates and records as we have deemed necessary to enable us to state the opinions expressed below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Credit Parties, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties.  We have also assumed, without investigation, that the Exchange Notes and related Novations of Guarantee will be issued in exchange for a like principal amount of the Original Notes and related Novations of Guarantee as described in the Registration Statement and that the Exchange Notes and related Novations of Guarantee will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Credit Parties.

In expressing the opinions set forth below, to the extent such opinions involve matters of North Carolina law, we have, with your consent and without any independent investigation, relied solely and completely on the opinion of Womble Carlyle Sandridge & Rice, PLLC, dated the date hereof and to be filed as Exhibit 5.2 to the Registration Statement (the “North Carolina Opinion”).  In expressing the opinions set forth below, to the extent such opinions involve matters of Texas law, we have, with your consent and without any independent investigation, relied solely and completely on the opinion of Jackson Walker L.L.P., dated the date hereof and to be filed as Exhibit 5.3 to the Registration Statement (the “Texas Opinion”).

Our opinions are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Colorado Limited Liability Company Act and the federal laws of the United States that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that we have relied upon the North Carolina Opinion and the Texas Opinion, the laws of the State of North Carolina and the laws of the State of Texas.  We express no opinion as to the application of the laws of any other jurisdiction or the securities or blue sky laws of the various states to the Exchange Offer.

Based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion, when the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer and the related Novations of Guarantee of the Exchange Notes by the Guarantors will constitute valid and binding obligations of the Guarantors, enforceable against the Issuer and the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally and (2) equitable, constitutional and public policy limitations, whether considered in a proceeding at equity or at law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption, “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sherman & Howard L.L.C.
SHERMAN & HOWARD L.L.C.

Schedule I

List of Guarantors

Subsidiary Guarantor	State or Other Jurisdiction of Incorporation or Organization
Affiliate Investment, Inc.	Delaware
Affiliate Relations Holdings, Inc.	Delaware
AMI 2, Inc.	Delaware
ER Marks, Inc.	Delaware
QVC International LLC	Delaware
QVC Rocky Mount, Inc.	North Carolina
QVC San Antonio, LLC	Texas